Exhibit 99.1

UNITED STATES DISTRICT COURT

DISTRICT OF MARYLAND

(Northern Division)

GEORGE ASSAD, individually,

Plaintiff,

v.

TWO HARBORS INVESTMENT CORP.	Case No. ____________
Serve on:
CSC-Lawyers Incorporating Service Co.	COMPLAINT FOR VIOLATIONS OF
7 St. Paul Street – Suite 820	SECTIONS 14(a) AND 20(a) OF THE
Baltimore, MD 21202,	SECURITIES EXCHANGE ACT OF
1934 AND RULE 14a-9
STEPHEN G. KASNET
c/o Two Harbors Investment Corp.	JURY TRIAL DEMANDED
1601 Utica Avenue South, Suite 900, St.
Louis Park, Minnesota 55416,

WILLIAM GREENBERG
c/o Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900, St.
Louis Park, Minnesota 55416,

E. SPENCER ABRAHAM
c/o Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900, St.
Louis Park, Minnesota 55416,

JAMES J. BENDER
c/o Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900, St.
Louis Park, Minnesota 55416,

SANJIV DAS
c/o Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900, St.
Louis Park, Minnesota 55416,

KAREN HAMMOND
c/o Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900, St.
Louis Park, Minnesota 55416,
(cont’d)

JAMES A. STERN
c/o Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900, St.
Louis Park, Minnesota 55416, and

HOPE B. WOODHOUSE
c/o Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900, St.
Louis Park, Minnesota 55416,

Defendants.

Plaintiff George Assad (“Plaintiff”), by and through undersigned counsel, brings this action individually against Two Harbors Investment Corp. (“Two Harbors,” “TWO,” or the “Company”) and the members of its Board of Directors (the “Board” or “Individual Defendants,” and together with Two Harbors, “Defendants”) for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(a) and 78t(a), and U.S. Securities and Exchange Commission (“SEC”) Rule 14a-9,17 C.F.R. § 240.14a-9 in connection with the proxy materials issued to solicit stockholder approval of the proposed all-cash acquisition of Two Harbors by CrossCountry Intermediate Holdco, LLC (“CrossCountry” or “CCM”), with the special meeting scheduled for May 19, 2026.

NATURE OF THE ACTION

1.               Public company mergers can present self-interested conduct, such as a target management team favoring one potential buyer over another based on which one will preserve management’s jobs in the future. The mere possibility of misaligned incentives does not make strong fodder for a pre-stockholder vote injunction.

2.               This proxy statement violation case is the rare instance when a corporate CEO of a jilted high bidder was so outraged by the way the target board and management team served their own interests at the expense of the target company’s stockholders that the CEO directly and publicly disclosed that management entrenchment is the specific reason for the target board of directors’ favoritism towards a buyer offering a lower price to stockholders.

3.               The core facts here are simple: A target board and their management team initially signed a merger agreement with the highest bidder. The target board later changed its tune and now favors a different bidder, who is not offering the highest consideration but is guaranteeing that the management team can receive lucrative golden parachute payments while also preserving their high-paying jobs going forward.

4.               This case raises federal securities law claims because of the target board’s solicitations in favor of the lower-priced merger conflict with the highest bidder’s own recitation of the same underlying circumstances. Injunctive relief is needed here to ensure an informed stockholder vote instead of one impaired by irreconcilable narratives among competing corporate boards.

5.               Two Harbors is a Maryland-incorporated real estate investment trust whose principal asset is a pristine portfolio of mortgage servicing rights.

6.               In late 2025, the Company’s Board ran a sale process. The process worked, as multiple parties showed interest.

7.               On December 17, 2025, the Board signed an all-stock deal valued at $11.94 per Two Harbors share with UWM Holdings Corporation (“UWMC”). The Board declared the UWMC transaction as advisable and in the best interests of Two Harbors stockholders.

8.               Three months later the Board changed its tune and walked away from that deal. On March 27, 2026, it terminated the UWMC merger agreement and signed up for an inferior cash deal with CrossCountry Intermediate HoldCo, LLC (“CrossCountry”).

9.               At the time, it appeared that CrossCountry launched an unsolicited intervening bid that upset an otherwise harmonious merger process between Two Harbors and UWMC.

10.             Even when UWMC came back with successive competing proposals, the Board did not negotiate. Instead, it rigged the auction and looked after Two Harbors’ management by accepting from CrossCountry a bare $0.50-per-share matching bid at $11.30 in late April 2026. While not obtaining a penny more than UWMC was offering, the Board doubled the termination fee payable to CrossCountry from $25.4 million to $50 million, thus raising the cost to UWMC or any other third party for no consideration in return.

11.             The Board then repeated the pattern on May 8, 2026, accepting another bare matching amendment by CrossCountry to $12.00 per share without negotiating any incremental value, certainty, or risk-shifting consideration. Within days, on May 11, 2026, UWMC publicly raised its cash election to $12.50 per share (uncapped and not subject to proration) demonstrating that further value remained on the table that the Board, fixed on protecting management’s payout, had previously refused to pursue.

12.             Why would the Two Harbors Board walk away from a better deal from UWMC time and time again? If investors read only the Two Harbors proxy solicitations in favor of the CrossCountry bid, they are led to the view that UWMC was an uncertain price and that maximizing stockholder value was the driving force behind the Board’s actions.

13.             But on May 6, 2026, UWMC’s CEO made several highly unusual and stunning disclosures on the UWMC quarterly earnings call. In short, the UWMC CEO made clear that the merger with Two Harbors was well on track until Two Harbors management figured out that UWMC wants to buy the Two Harbors assets and business but was not planning to keep its management. From that moment onward (perhaps including in violation of an anti-solicitation provisions prohibiting Two Harbors from inviting competing offers), Two Harbors’ Board and management have looked only to CrossCountry to avoid selling to UWMC.

14.             After CrossCountry matched the UWMC bid at $12 on May 8, 2026, UWMC again increased to $12.50 at the market’s opening on May 11.

15.             None of these facts—management entrenchment, the Board’s refusal to engage with UWMC, the economic illogic of doubling a termination fee to reward a matching bid offering no additional value, the Board’s repetition of the bare-match pattern on May 8, 2026, or the approximately $35 million in immediate management payouts UWMC has publicly identified as the deal-protective feature driving the Board’s choice—were disclosed in the definitive proxy statement on Schedule 14A that Two Harbors filed with the Securities and Exchange Commission on April 20, 2026, as supplemented by the definitive additional proxy materials filed on May 4, 2026 and May 6, 2026 (collectively, the “Proxy”), soliciting stockholder approval of the CrossCountry deal. Instead, the Proxy presents the Board’s rejection of UWMC, the doubled termination fee, and the successive bare-match amendments as ordinary, value-maximizing exercises of business judgment.

16.             Plaintiff does not favor any bidder here. Plaintiff seeks only what federal law requires: that fiduciaries who stand on both sides of a transaction—here, by choosing a deal structure that pays themselves out immediately rather than negotiating higher value for the owners of the Company—disclose the facts material to that conflict so that Plaintiff and his fellow stockholders can decide for themselves.

17.             The omissions and misstatements identified herein deprive Two Harbors stockholders of information essential to an informed vote on a merger that will permanently extinguish their equity interest when a publicly available, fully financed alternative offers them a better deal at $12.50 per share. Stockholders are entitled to know the full facts.

18.          This action, brought under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9, seeks emergency injunctive relief to enjoin the May 19 vote and the consummation of the CrossCountry merger pending corrective disclosure of the material facts the Board has concealed, so that Two Harbors stockholders—not their conflicted fiduciaries—can decide, on a fully informed basis and consistent with the equities, what to do with their Company.

JURISDICTION AND VENUE

19.             This Court has subject matter jurisdiction over the federal claims pursuant to 28 U.S.C. § 1331 and Section 27 of the Exchange Act, 15 U.S.C. § 78aa, which confers exclusive jurisdiction on the federal courts over claims arising under the Exchange Act

20.             This Court has personal jurisdiction over each of the Defendants because Two Harbors is incorporated in the State of Maryland and the Individual Defendants have purposefully directed conduct toward Maryland by, among other things, causing the Company to be governed by the Maryland General Corporation Law and to enter into the CrossCountry Merger Agreement, which itself contemplates the merger of a Maryland subsidiary into the Maryland parent under Maryland law.

21.             Venue is proper in this District under Section 27 of the Exchange Act and 28 U.S.C. § 1391(b) because Two Harbors is a Maryland corporation that is “found” in this District for purposes of § 27, the proxy materials at issue were disseminated to stockholders located within this District, and a substantial part of the events giving rise to the claims occurred in this District.

PARTIES

22.             Plaintiff George Assad is, and at all relevant times has been, the owner of shares of Two Harbors common stock and has held such shares continuously since prior to the record date for the May 19, 2026 special meeting.

23.             Defendant Two Harbors Investment Corp. is a Maryland corporation with its principal executive offices at 1601 Utica Avenue South, Suite 900, St. Louis Park, Minnesota 55416. Two Harbors is a real estate investment trust that invests in mortgage servicing rights and residential mortgage-backed securities, and its common stock trades on the New York Stock Exchange under the ticker “TWO.”

24.             Defendant Stephen G. Kasnet is the Independent Chairman of the Board of Two Harbors and a member of the Ad Hoc Committee that oversaw the strategic process leading to the CrossCountry Merger Agreement.

25.             Defendant William Greenberg is the President and Chief Executive Officer of Two Harbors and a member of the Board. As described below, Mr. Greenberg has interests in the CrossCountry Merger that diverge materially from those of public stockholders, including potential change-in-control payments and accelerated equity awards.

26.             Defendant E. Spencer Abraham is a director of Two Harbors.

27.             Defendant James J. Bender is a director of Two Harbors.

28.             Defendant Sanjiv Das is a director of Two Harbors.

29.             Defendant Karen Hammond is a director of Two Harbors.

30.             Defendant James A. Stern is a director of Two Harbors and a member of the Ad Hoc Committee.

31.             Defendant Hope B. Woodhouse is a director of Two Harbors and a member of the Ad Hoc Committee.

32.            Defendants Kasnet, Greenberg, Abraham, Bender, Das, Hammond, Stern, and Woodhouse are referred to collectively as the “Individual Defendants” or the “Board.” Each Individual Defendant authorized, reviewed and/or caused the issuance and dissemination of the Proxy and is a “control person” of Two Harbors within the meaning of Section 20(a) of the Exchange Act.

FACTUAL ALLEGATIONS

A.	Two Harbors and its Strategic Process

33.             Two Harbors is a Maryland-incorporated publicly traded real estate investment trust (known as a REIT) that invests in mortgage servicing rights and agency residential mortgage-backed securities through its subsidiary RoundPoint Mortgage Servicing LLC, with its common stock listed on the NYSE under the symbol “TWO.”

34.             Beginning in late 2024 and continuing through 2025, the Board considered a series of unsolicited acquisition proposals from UWMC, CrossCountry and other parties. In October 2025, the Board formed an Ad Hoc Committee comprised of Defendants Kasnet, Stern and Woodhouse to oversee the strategic process.

35.             On December 17, 2025, the Board unanimously approved an all-stock merger agreement with UWMC providing for a fixed exchange ratio of 2.3328 shares of UWMC Class A common stock for each share of Two Harbors common stock, implying total per-share consideration of approximately $11.94 based on the then-prevailing UWMC stock price of approximately $5.12 (the “Original UWMC Merger Agreement”). The Original UWMC Merger Agreement provided for Two Harbors to terminate in the event of an unsolicited “Superior Proposal” to acquire the Company’s stock, but precluded the Company from continuing to shop itself to other bidders.

36.             Concurrent with the Original UWMC Merger Agreement, the Board and management took a series of steps that accelerated cash and equity payments to Mr. Greenberg and other senior officers, including: (i) the payment of accelerated 2025 cash incentive bonuses on December 26, 2025; (ii) the accelerated vesting and settlement of restricted stock units that would otherwise have vested in the first quarter of 2026; and (iii) a $3.5 million Restricted Stock Award Grant to Mr. Greenberg, denominated as the “Greenberg RSA Grant,” which would fully vest upon a termination without “cause” or for “good reason” following a change of control.

37.             Following the public announcement of the Original UWMC Merger Agreement, on the afternoon of December 17, 2025, CrossCountry submitted a purportedly unsolicited offer containing a revised takeover proposal. Negotiations with CrossCountry continued into early 2026.

B.	The CrossCountry Merger Agreement and the Termination of the UWMC Deal

38.             On March 27, 2026, prior to entering into a merger agreement with CrossCountry, Two Harbors delivered to UWMC a written notice terminating the Original UWMC Merger Agreement based on the Ad Hoc Committee’s determination that CrossCountry’s proposal constituted a “Company Superior Proposal.”

39.             Also on March 27, 2026, Two Harbors entered into an Agreement and Plan of Merger with CrossCountry providing for the cash-out of Two Harbors common stockholders at $10.80 per share (the “Original CCM Merger Agreement”). CrossCountry, on behalf of Two Harbors, paid the $25.4 million termination fee owed to UWMC under the Original UWMC Merger Agreement.

40.             The Original CCM Merger Agreement contained a “Company Termination Fee” matching the $25.4 million paid to UWMC, payable by Two Harbors to CrossCountry in specified circumstances. But the Original CCM Merger Agreement also provided a refund to CrossCountry of the $25.4 million UWMC termination fee, for aggregate termination-related payments of $50.8 million, representing approximately 4.4% of the transaction’s equity value.

41.             On April 20, 2026, Two Harbors filed and mailed the Definitive Proxy soliciting stockholder approval of the Original CCM Merger Agreement at a special stockholders’ meeting scheduled to take place on May 19, 2026.

C.	The Board Shuns UWMC’s Higher Competing Proposal

42.             Also on April 20, 2026, UWMC delivered to the Board a revised proposal offering Two Harbors stockholders, on a share-by-share basis with no cap and no proration, the unfettered choice between (i) $11.30 per share in cash (a $0.50 premium to CrossCountry’s then-pending $10.80); or (ii) 2.3328 shares of UWMC Class A common stock at the same fixed exchange ratio the Board had itself determined superior in December 2025 (the “April 20 UWMC Proposal”).

43.             On April 24, 2026, UWMC delivered to Two Harbors written responses to clarifying questions, accompanied by an executed financing commitment letter from Mizuho Bank, Ltd. for a $1.2 billion senior unsecured bridge facility.

44.             On April 27, 2026, in response to the April 20 UWMC Proposal, CrossCountry proposed an amendment to the Original CCM Merger Agreement that would (i) increase the cash consideration from $10.80 to $11.30 per share (a bare match of UWMC’s cash election); and (ii) increase the Company Termination Fee from $25.4 million to $50.0 million.

45.             On April 28, 2026, the Board approved CrossCountry’s amendment proposal and Two Harbors and CrossCountry executed the First Amendment to the Agreement and Plan of Merger (the “Amendment,” and the Original CCM Merger Agreement as so amended, the “Amended CCM Merger Agreement”).

46.             The Amendment did three things: (i) it amended Section 3.1(a)(i) of the Merger Agreement to replace “$10.80” with “$11.30”; (ii) it amended the definition of “Company Termination Fee” to replace “$25,400,000.00” with “$50,000,000”; and (iii) it added a new closing condition for the benefit of Two Harbors relating to the receipt of business permits associated with its mortgage origination and servicing businesses. Taking into account the potential refund of the $25.4 million already paid to fund the prior UWMC termination fee, the total termination cost to any intervening bidder was now up to $75.4 million, or 6.4% of equity value.

47.             On April 30, 2026, UWMC submitted to the Board a further revised proposal increasing its cash election from $11.30 to $12.00 per share, while preserving the same 2.3328 fixed exchange ratio for stockholders electing stock, and supported by an increased $1.3 billion committed unsecured bridge facility from Mizuho (the “April 30 UWMC Proposal”).

48.             Also on April 30, 2026, UWMC publicly issued an open letter directly to Two Harbors stockholders disclosing the terms of the April 30 UWMC Proposal and accusing the Board of refusing to negotiate, of accepting from CrossCountry “the bare minimum to match what is essentially the floor value of our prior offer,” and of “ma[king] it harder for UWMC to offer you more value by agreeing to a higher termination fee with CrossCountry.”

49.             On May 3, 2026, the Board met and unanimously determined that the April 30 UWMC Proposal “was not, and could not reasonably be expected to lead to, a ‘Company Superior Proposal.’”

50.             On May 4, 2026, Two Harbors filed a definitive proxy supplement (the “May 4 DEFA14A”) describing the Amendment and the rejection of the April 30 UWMC Proposal. The May 4 DEFA14A disclosed, among other things, that:

(1)	The Board unanimously determined that the April 20 UWMC Proposal “did not constitute a ‘Company Superior Proposal’” and that the April 30 UWMC Proposal “was not, and could not reasonably be expected to lead to, a ‘Company Superior Proposal’”;

(2)	In reaching that determination, the Board considered “the certainty of value provided by CCM’s all-cash consideration of $11.30 per share of TWO Common Stock payable to all stockholders” compared to “the default consideration for non-electing stockholders [which] was UWMC Class A Common Stock with an implied value of approximately $8.72 per share”;

(3)	The Board approved an increase in the Company Termination Fee from $25.4 million to $50.0 million, plus a $25.4 million reimbursement to CCM in the event of a transaction with UWMC, and concluded that this structure was “fair to, and in the best interests of, TWO and its stockholders”; and Houlihan Lokey informed the Board that it “did not believe Houlihan Lokey would be in a position to render a fairness opinion with respect to a transaction on the terms of the April 20 UWMC Proposal in its then-current form”—but the May 4 DEFA14A did not disclose that the Board never requested UWMC to modify the default-election structure that the Board reported undermined its attractiveness.

51.             On May 6, 2026, Two Harbors filed additional definitive proxy materials (the “May 6  DEFA14A”) in the form of an investor presentation that represented the Board had conducted an “exhaustive, robust process that achieved optimal outcome for TWO’s stockholders.”

D.	UWMC’s Earnings Call Disclosures Are Irreconcilable With Two Harbors Disclosures

52.            On May 6, 2026, on a publicly broadcast earnings call, UWMC’s Chief Executive Officer Matthew Ishbia was asked about losing the fight over Two Harbors. Ishbia began by extolling the value of Two Harbors’ “pristine” book of business and expressed the high enthusiasm that UWMC had for the acquisition. He then explained that the Two Harbors team evidently changed their enthusiasm for completing the original deal when they realized their jobs with UWMC may not be secure post-closing. CEO Ishbia explained:

“And so where that stands now is like we don't see as much value in their management team. I think their team members there met some of their – people are very good, but their leadership team we were not as impressed with. And so what’s happened since then is they’ve went out and tried to get another bid, and they did. Whether it was appropriate or not, we can discuss that at a later point. But what’s happened is, if they were to just engage with us, we would—we always plan on paying $12. . . . And so they never engaged. They just went out to another offer, we made another offer, they just basically ignored it. . . . I feel like they’re—it’s very clear that their management team and their Board . . . is maybe playing some games and doing things because they realize that we don’t see any value for them specifically. . . . [N]ow they’re trying to do anything they can to potentially go with someone else so that they have jobs and sustainability.”

53.             This was a remarkable disclosure that called into question the story that Two Harbors had been telling its own investors in the DEFA14A for the CrossCountry deal. The above disclosure creates substantial doubt over whether: (i) Two Harbors may have violated the non-solicitation provision of the Original UWCM Merger Agreement; (ii) the Board may have refused to engage in good faith with UWCM; and (iii) the Two Harbors senior management team appear to be driving a stockholder value-reducing outcome based on their personal desire to maintain employment.

54.             On May 8, 2026, CrossCountry and Two Harbors entered into a Second Amendment to the Agreement and Plan of Merger increasing the cash consideration from $11.30 to $12.00 per share—a bare match of UWMC’s April 30 cash election. As with the First Amendment, CrossCountry obtained the matching bid without offering any incremental value, deal certainty, or risk-shifting consideration to Two Harbors stockholders. The Board again reaffirmed its recommendation in favor of the CrossCountry transaction, citing financing certainty and execution risk concerns surrounding UWMC’s proposal.

55.            On May 11, 2026, UWMC publicly announced a further revised proposal increasing its cash election from $12.00 to $12.50 per share, while preserving the same 2.3328 fixed exchange ratio for stockholders electing stock (the “May 11 UWMC Proposal”). As with prior UWMC proposals, the cash election remained available to all Two Harbors stockholders on a share-by-share basis, with no cap and no proration. The May 11 UWMC Proposal increased UWMC’s headline cash value $0.50 per share above the price the Board had just accepted from CrossCountry on May 8.

56.            Concurrently with the May 11 UWMC Proposal, UWMC issued a second public open letter to Two Harbors stockholders. The letter again accused the Board of refusing to engage with UWMC despite multiple revised proposals, stated that UWMC remained “open to considering amendments to our terms, including a potential reverse termination fee and modifications to the election mechanism, but we can only do so through open engagement,” and asserted that the Board’s refusal to engage was tied to “protecting a deal structure that ensures immediate cash payouts for Two Harbors management in the range of $35 million on the date of close instead of negotiating higher value for stockholders.”

(4)              UWMC further stated that its proposed structure “reduces overall compensation to management and defers some of the payout, allowing us to pay higher value to stockholders,” and again urged Two Harbors stockholders to vote against the CrossCountry merger at the May 19 special meeting.

E.	The Materially Misleading Proxy

57.             The Proxy asks Two Harbors common stockholders to approve a transaction at a lower per-share price than the publicly available alternative. In that posture, the materiality of disclosures bearing on why the Board is recommending the lower-priced deal and on whether the Board’s recommendation is the product of independent business judgment or of personal interest is at its highest. The Proxy fails on each of those fronts. The omissions described below deprive Two Harbors stockholders of information a reasonable stockholder would consider important in deciding how to vote.

1.	The Proxy is Silent About UWMC’s Implication that Two Harbors Breached the Original UWMC Merger Agreement

58.             During the earnings call, UWMC’s CEO suggested that once Two Harbors management realized they would not retain their jobs after closing of the Original Merger Agreement, the management team “went out and tried to get another bid, and they did. Whether it was appropriate or not, we can discuss that at a later point.”

59.             Two Harbors stockholders are entitled to know whether any deal with CrossCountry is subject to risk of closing on account of potential breaches of the Original Merger Agreement’s No-Shop provision, contained at Section 6.3.

2.	The Proxy Does Not Disclose What Happens to Management’s Jobs and Economic Interests Under Each Competing Transaction

60.           Stockholders benefit from competitive bidding. When a board recommends a transaction at a lower headline price than a publicly available alternative, stockholders accept that there may be sensible, value-maximizing reasons for the board’s choice, such as deal certainty, financing, regulatory path, election mechanics, and so on. But stockholders are entitled to all material information bearing on the board’s recommendation before being asked to leave money on the table. That includes, most fundamentally, whether the board and the management team it leads have a personal stake in the outcome that diverges from the stockholders’ interests.

61.             Here, the rival bidder, UWMC, has publicly stated that the Board’s choice is the product of entrenchment—i.e., the directors and senior officers’ interest in keeping their jobs and crystallizing their compensation. The Proxy does not address that allegation by disclosing the underlying facts that would allow stockholders to evaluate it.

62.             Specifically, the Proxy does not disclose whether, under a transaction with UWMC, Two Harbors’ directors and senior officers were expected to remain in their positions following closing. UWMC has stated publicly that they were not.

63.             It also does not disclose whether, under the CCM Merger, Two Harbors’ directors and senior officers retain post-closing roles or, alternatively, exit the Company with severance and accelerated equity. The Proxy quantifies golden-parachute payments of approximately $14.8 million for Mr. Greenberg and seven-figure payments for the other named executive officers but does not address post-closing employment under either transaction.

64.             UWMC has publicly alleged that the CCM deal structure ensures “immediate cash payouts for Two Harbors management in the range of $35 million on the date of close[,]” a figure substantially in excess of the Proxy’s golden-parachute disclosure. UWMC also asserts that its own proposed structure “reduces overall compensation to management and defers some of the payout, allowing us to pay higher value to stockholders.” The Proxy does not address, reconcile, or refute UWMC’s $35 million figure.

65.             Further, the Proxy does not disclose the significance of the asymmetry between the two competing structures to the directors’ and officers’ personal economic interests. Although the Proxy discloses that UWMC’s April 20 Proposal would have replaced the acceleration of TWO equity awards with replacement awards of UWMC stock, the Proxy does not disclose why that distinction matters to the conflicted fiduciaries recommending the transaction: that under the CCM Merger, all of management’s outstanding equity awards are paid in cash at closing, providing immediate, certain liquidity unaffected by any post-closing relationship with the acquirer.

66.             Yet, under any UWMC structure the same awards would have converted into UWMC Class A common stock at the 2.3328 exchange ratio. Any comparative analysis of the value, vesting, severance, and other compensation outcomes that Two Harbors’ directors and named executive officers would experience under (i) the original UWMC Merger Agreement; (ii) the April 20 UWMC Proposal,; (iii) the April 30 UWMC Proposal; and (iv) the Amended CCM Merger Agreement.

67.             The Proxy further fails to disclose that, on December 17, 2025 (the same day the Board signed the original UWMC Merger Agreement) the Board approved a series of cash and equity accelerations and grants in favor of management that, on the face of the December 17, 2025 Form 8-K, fully vest upon a termination without “cause” or for “good reason” following a change of control. Those steps included (i) the payment of accelerated 2025 cash incentive bonuses on December 26, 2025 to Mr. Greenberg and other senior officers; (ii) the accelerated vesting and settlement of restricted stock units that would otherwise have vested in the first quarter of 2026; and (iii) a $3.5 million Restricted Stock Award Grant to Mr. Greenberg.

68.             These omissions are material. If there is no truth to UWMC’s allegation of entrenchment, the Board could and should have said so and disclosed the underlying employment, vesting, and severance outcomes under each competing transaction so that stockholders could see for themselves. The Board did not.

69.            A reasonable stockholder asked to approve a cash-out at $12.00 per share, when a fully financed alternative offers $12.50 with no cap or proration on the cash election, is entitled to know whether the Board’s recommendation reflects independent judgment about stockholder value or instead reflects the directors’ and officers’ personal interest in a transaction structure that pays them out and lets them go.

3.   Omission and Mischaracterization of the Doubling of the Termination Fee

70.             The Proxy reports that the Board “considered” the increase of the Company Termination Fee from $25.4 million to $50.0 million, and concluded that “this structure levels the playing field for all potential bidders, is reasonable in light of the circumstances and overall terms of the CCM Merger Agreement consistent with fees in comparable transactions, and would not preclude a Company Competing Proposal.”

71.             That disclosure is materially misleading because it omits the central economic fact: that the doubling of the Company Termination Fee was given to CrossCountry in exchange for a bare match of UWMC’s $11.30 cash election, a $0.50-per-share consideration improvement. CrossCountry obtained no additional value certainty, paid no incremental price for the matching bid, and assumed no additional risk to justify a $24.6 million increase in the breakup fee at a moment when a higher competing bid was actively pending.

72.             The pattern repeated on May 8, 2026, when CrossCountry obtained another bare matching amendment to $12.00 per share—again with no incremental value, certainty, or risk-shifting consideration to Two Harbors stockholders—underscoring that the doubled termination fee functioned as a one-way cost imposed on competing bidders rather than a value-maximizing protection for stockholders.

73.             The Proxy further omits any discussion of the practical effect of doubling the Company Termination Fee in the middle of an active auction, which raised the cost to any third party (including UWMC) of stepping in with a higher proposal by approximately $24.6 million, while delivering no offsetting benefit to Two Harbors stockholders. A reasonable stockholder would consider the foregoing material to her vote.

74.             The Proxy’s characterization of the doubled fee as “consistent with fees in comparable transactions” is itself misleading because it does not disclose: (i) the comparable transactions on which the Board purportedly relied; (ii) whether those comparable transactions involved a bare matching bid in response to a higher third-party proposal; or (iii) the absence of any new value or risk assumed by CrossCountry in exchange for the increase.

4.	Mischaracterization of the Board’s Engagement with UWMC

75.             The Proxy presents the Board as having conducted a “thorough” and “exhaustive” process and represents that the Board “carefully” evaluated the April 20 UWMC Proposal and the April 30 UWMC Proposal in consultation with its financial, strategic and legal advisors.

76.             Those representations are materially misleading because the actual sequence of events disclosed in the Proxy itself reflects no negotiation with UWMC at all. After UWMC delivered the April 20 UWMC Proposal, the Board’s response consisted of (i) submitting written clarifying questions to UWMC’s counsel on April 23; (ii) receiving written responses on April 24; and (iii) on April 27, just three days later, pivoting to negotiate the Amendment with CrossCountry rather than counter-proposing to UWMC on price, structure, or any other term. The Board followed the same pattern in response to the April 30 UWMC Proposal, rejecting it three business days later without any counterproposal or substantive engagement on the terms UWMC had identified.

77.            The Proxy does not disclose that the Board declined to make a single counterproposal to UWMC on price, election mechanics, or other terms; that the Board did not request that UWMC modify the default-consideration structure that the Proxy now points to as a defect; and that the Board did not engage on financing terms or regulatory timing in any way comparable to the back-and-forth described between Two Harbors and CrossCountry.

78.             The omission of these facts renders the Proxy’s repeated references to a “thorough” process and “careful” evaluation materially misleading. A reasonable stockholder would consider whether the Board genuinely tested the higher bid or merely used it as a pricing benchmark to extract a matching cash figure from CrossCountry highly relevant to her vote.

COUNT I

(Violation of Section 14(a) of the Exchange Act and Rule 14a-9—Against All Defendants)

79.             Plaintiff incorporates by reference each of the foregoing allegations as though fully set forth herein.

80.             Section 14(a)(1) of the Exchange Act, 15 U.S.C. § 78n(a)(1), makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce . . . , in contravention of such rules and regulations as the Commission may prescribe,” to solicit “any proxy or consent or authorization in respect of any security . . . registered pursuant to section 78l of this title.”

81.             Rule 14a-9, 17 C.F.R. § 240.14a-9(a), prohibits the solicitation of proxies “by means of any proxy statement . . . containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.”

82.             Defendants disseminated the Proxy to Two Harbors stockholders for the purpose of soliciting their approval of the CrossCountry merger at the May 19, 2026 special meeting.

83.             The Proxy contains material misstatements and omissions as set forth in paragraphs 49–65 above. Each misstatement and omission is material because there is a substantial likelihood that a reasonable Two Harbors stockholder would consider it important in deciding how to vote on the CrossCountry merger.

84.             Defendants prepared, reviewed, approved, and disseminated the Proxy and acted at least negligently in failing to ensure that it was free of material misstatements and omissions. Defendants had access to the underlying facts, including the actual content of UWMC’s open letter, the actual terms of the April 20 and April 30 UWMC Proposals, the economic terms of the doubled termination fee, and the publicly available statements of UWMC’s Chief Executive Officer.

85.             The misrepresentations and omissions in the Proxy are essential links in the accomplishment of the CrossCountry merger because, under the Maryland General Corporation Law and the terms of the Amended CCM Merger Agreement, stockholder approval is a condition to closing.

86.             Plaintiff will suffer irreparable harm if the May 19, 2026 vote is permitted to proceed on the basis of the materially misleading Proxy, because Plaintiff will be deprived of the right to make a fully informed voting decision concerning the disposition of his equity interest, and the harm caused by an uninformed vote on a cash-out merger cannot be adequately remedied through monetary damages after the fact.

COUNT II

(Violation of Section 20(a) of the Exchange Act—Against the Individual Defendants)

87.             Plaintiff incorporates by reference each of the foregoing allegations as though fully set forth herein.

88.             The Individual Defendants acted as control persons of Two Harbors within the meaning of Section 20(a) of the Exchange Act, 15 U.S.C. § 78t(a), by virtue of their positions as directors and, in the case of Mr. Greenberg, as Chief Executive Officer of Two Harbors, and by virtue of their power and influence over the preparation and dissemination of the Proxy.

89.             The Individual Defendants had the ability to, and did, control the contents of the Proxy. Each of them reviewed and authorized the Proxy and the supplemental May 4, 2026 DEFA14A and unanimously recommended the CrossCountry merger to Two Harbors stockholders.

90.             By reason of the foregoing, the Individual Defendants are jointly and severally liable, as control persons, for Two Harbors’ violations of Section 14(a) and Rule 14a-9.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff respectfully requests that this Court enter judgment against

Defendants and award the following relief:

A.	A temporary restraining order and preliminary and permanent injunction enjoining Defendants and all persons acting in concert with them from holding the May 19, 2026 special meeting of stockholders, soliciting or counting any proxies in favor of the CrossCountry merger, and consummating the CrossCountry merger, unless and until Defendants disseminate corrective disclosures curing the material misstatements and omissions identified herein and provide Two Harbors stockholders with not less than ten (10) business days thereafter to consider such corrective disclosures and, if appropriate, change their votes;

B.	An order invalidating all proxies, consents, and votes submitted by Two Harbors stockholders on the basis of the materially misleading Proxy, and requiring that any such votes be recast following the dissemination of corrective disclosures;

C.	A declaration that the Proxy is materially false and misleading in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and that the Individual Defendants are control persons under Section 20(a);

D.	Rescission of the CrossCountry Merger and rescissory damages in the event that the CrossCountry Merger is consummated prior to entry of final judgment;

E.	An award of costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

F.	Such other and further relief as this Court may deem just and proper.

Dated: May 13, 2026	Respectfully submitted,

/s/ Cyril V. Smith
Cyril V. Smith (Fed Bar. No. 07332)
Aaron S.J. Zelinsky
ZUCKERMAN SPAEDER LLP
100 East Pratt Street
Suite 2440
Baltimore, MD 21202-1031
Tel: (410) 332-0444
Fax: (410) 659-0436
csmith@zuckerman.com
azelinsky@zuckerman.com

BERNSTEIN LITOWITZ BERGER &
GROSSMANN LLP

Mark Lebovitch (PHV forthcoming)
1251 Avenue of the Americas
New York, NY 10020
Telephone: (212) 554-1400
markl@blbglaw.com

Alexander Rigby (PHV forthcoming)
500 Delaware Avenue
Suite 901
Wilmington, DE 19801
Telephone: (302) 690-3793
Alexander.rigby@blbglaw.com

Attorneys for Plaintiff

JURY TRIAL DEMAND

Plaintiff demands a trial by jury on all claims and issues so triable.

/s/ Cyril V. Smith
Cyril V. Smith (Fed Bar. No. 07332)
Aaron S.J. Zelinsky
ZUCKERMAN SPAEDER LLP
100 East Pratt Street
Suite 2440
Baltimore, MD 21202-1031
Tel: (410) 332-0444
Fax: (410) 659-0436
csmith@zuckerman.com
azelinsky@zuckerman.com

BERNSTEIN LITOWITZ BERGER &
GROSSMANN LLP

Mark Lebovitch (PHV forthcoming)
1251 Avenue of the Americas
New York, NY 10020
Telephone: (212) 554-1400
markl@blbglaw.com

Alexander Rigby (PHV forthcoming)
500 Delaware Avenue
Suite 901
Wilmington, DE 19801
Telephone: (302) 690-3793
Alexander.rigby@blbglaw.com

Attorneys for Plaintiff

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